Exhibit 99.1

Contact:	Chris Papa Post Properties, Inc. (404) 846-5028

Post Properties Announces First Quarter 2012 Earnings and

Development of Post Richmond Avenue™ in Houston, Texas

Investor/Analyst Conference Call Scheduled for Tuesday, May 8 at 10:00 a.m. EST

ATLANTA, Monday, May 7, 2012 – Post Properties, Inc. (NYSE: PPS) announced today net income available to common shareholders of $20.9 million, or $0.39 per diluted share, for the first quarter of 2012, compared to a net loss attributable to common shareholders of $0.4 million, or a loss of $0.01 per diluted share, for the first quarter of 2011.

The Company’s net income available to common shareholders for the first quarter of 2012 included a gain of $6.1 million on the sale of its interest in Post Biltmore™ in Atlanta, Georgia, held in an unconsolidated joint venture entity in which the Company owned a 35% interest. The Company’s net loss attributable to common shareholders for the first quarter of 2011 included $1.8 million of costs associated with the Company’s redemption of its Series B preferred stock.

Funds From Operations

The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.

FFO for the first quarter of 2012 was $34.2 million, or $0.64 per diluted share, compared to $18.3 million, or $0.37 per diluted share, for the first quarter of 2011. FFO for the first quarter of 2012 excludes the gain on the sale of Post Biltmore™ discussed above. The Company’s FFO for the first quarter of 2011 included the charge related to the redemption of its Series B preferred stock of $1.8 million, or $0.035 per diluted share.

Said Dave Stockert, the Company’s CEO and President, “We performed well across-the-board in the first quarter, with solid growth in profitability of our apartment business and a healthy pace of condominium sales. We added another high-quality project to our development pipeline, taking advantage of fundamental tailwinds, and continued to emphasize strength and liquidity in our balance sheet. Post remains well-positioned in the current environment, and our first quarter results are a good way to start the year.”

Same Store Community Data

Average economic occupancy at the Company’s 50 same store communities, containing 18,114 apartment units, was 95.8% and 94.8% for the first quarter of 2012 and 2011, respectively.

Total revenues for the same store communities increased 7.8% and total operating expenses increased 3.2% during the first quarter of 2012, compared to the first quarter of 2011, resulting in a 10.9% increase in same store net operating income (“NOI”). The average monthly rental rate per unit increased 6.2% during the first quarter of 2012, compared to the first quarter of 2011.

On a sequential basis, total revenues for the same store communities increased 1.4% and total operating expenses increased 6.3%, producing a 1.5% decrease in same store NOI for the first quarter of 2012, compared to the fourth quarter of 2011. On a sequential basis, the average monthly rental rate per unit increased 1.2%. For the first quarter of 2012, average economic occupancy at the same store communities was 95.8%, compared to 95.9% for the fourth quarter of 2011.

Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Information on same store NOI and average rental rate per unit by geographic market is also included in the financial data (Table 3) accompanying this press release.

Development Activity

The Company today announced the development of its Post Richmond Avenue™ apartment community in Houston, TX. Post Richmond Avenue™ is planned to consist of 242 apartment units with an average unit size of approximately 857 square feet. The community is expected to have a total estimated development cost of approximately $34.3 million. The Company currently expects the stabilized yield on the project will be approximately 6.65%, after a 3% management fee and $300 per unit reserve, and based on current market rents, without trending. The Company anticipates that first apartment unit deliveries will occur in the third quarter of 2013. The Company currently expects to fund future estimated construction expenditures primarily by utilizing available borrowings under its unsecured bank credit facilities as well as proceeds from its on-going condominium sales and its at-the-market common equity sales program.

In the aggregate, the Company has 1,810 units in six apartment communities, and approximately 37,567 square feet of retail space, under development with a total estimated cost of $306.4 million.

Joint Venture Disposition Activity

The Company announced today that in February 2012, the 35%-owned unconsolidated entity which owned the 276-unit Post Biltmore™ apartment community sold that asset to a third party for gross proceeds of $51.1 million. Upon the sale of the community, the $29.3 million, 5.83% secured mortgage loan was fully repaid. The remaining cash proceeds have been distributed to the members, resulting in a gain on sale to the Company of $6.1 million for the three months ended March 31, 2012.

Financing Activity

Credit Ratings Activity

On April 25, 2012, Standard & Poor’s revised its outlook on the Company to positive from stable and affirmed its “BBB-” corporate credit rating on the Company. This follows a similar ratings action by Moody’s Investor Service in December 2011, when Moody’s changed the Company’s outlook to positive from stable and affirmed its “Baa3” credit rating on the Company.

Leverage, Line and Term Loan Capacity

Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of real estate assets and debt) was 35.1% at March 31, 2012.

As of May 4, 2012, the Company had cash and cash equivalents of $4.3 million. The Company had no outstanding borrowings and had letters of credit totaling $0.6 million under its combined $330 million unsecured lines of credit. The Company also had available future borrowing capacity of $200 million under its unsecured bank term loan.

Computations of debt ratios and reconciliations of the ratios to the appropriate GAAP measures in the Company’s financial statements are included in the financial data (Table 4) accompanying this press release.

At-the-Market Common Equity Activity

The Company has an at-the-market common equity program for the sale of up to 4 million shares of common stock. The Company expects to use this program as an additional source of capital and liquidity, to maintain the strength of its balance sheet and to fund its planned investment activities. Sales under this program will be dependent upon a variety of factors, including, among others, market conditions, the trading price of the Company’s common stock and potential use of proceeds. During the first quarter of 2012, the Company sold 317,000 shares, at an average gross price per share of $45.15, producing net proceeds of $14.0 million. Since the inception of the program, the Company has sold 3,767,000 shares, at an average gross price per share of $40.90, producing net proceeds of $150.8 million. The Company has approximately 233,000 shares remaining for issuance under this program.

Condominium Activity

During the first quarter of 2012, the Company closed 19 condominium units at its Austin and Atlanta condominium projects for aggregate gross revenue of $17.6 million. As of May 4, 2012, the Company has, in the aggregate, closed 139 units at the Austin and Atlanta condominium projects and had 23 units under contract. There can be no assurance that condominium units under contract will close.

The Company recognized net gains in FFO of $6.9 million, or $0.13 per diluted share, from condominium sales activities during the first quarter of 2012, compared to $0.7 million, or $0.015 per diluted share, during the first quarter of 2011.

2012 Outlook

The estimates and assumptions presented below are forward looking and are based on the Company’s future view of the apartment and condominium markets and of general economic conditions, as well as other risks outlined below under the caption “Forward Looking Statements.” There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below. The Company assumes no obligation to update this guidance in the future.

Based on its revised outlook, the Company anticipates that FFO for the full year 2012 will be in the range set forth below, as compared to its previous outlook issued in its February 2012 earnings release. The tables below reflect anticipated net gains from condominium sales (for purposes of this discussion, “Condo FFO”) and FFO before Condo FFO (for purposes of this discussion, “Core FFO”).

	Current Outlook	Previously Issued Outlook
Core FFO	$2.07 - $2.14	$2.04 - $2.14
Condo FFO	$0.19 - $0.24	$0.08 - $0.14
FFO	$2.26 - $2.38	$2.12 - $2.28

Same Store Assumptions	Current Outlook	Previously Issued Outlook
Revenue	5.75% - 6.25%	5.25% - 6.25%
Operating expenses	3.75% - 4.75%	3.75% - 4.75%
Net operating income (NOI)	6.40% - 7.80%	5.60% - 7.80%

Supplemental Financial Data

The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results, investment activity, financing activity, balance sheet and properties. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the For Investors/Financial Reports/Quarterly and Other Reports section of the Company’s website at www.postproperties.com.

The ability to access the attachments on the Company’s website requires the Adobe Acrobat Reader, which may be downloaded at http://get.adobe.com/reader/.

Non-GAAP Financial Measures and Other Defined Terms

The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, and certain debt statistics and ratios. The definitions of these non-GAAP financial measures are summarized below and on page 19 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.

Funds from Operations – The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable operating property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.

Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.

Adjusted Funds From Operations – The Company also uses adjusted funds from operations (“AFFO”) as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the impact of non-cash straight-line, long-term ground lease expense, non-cash impairment charges, debt extinguishment gains (losses) and preferred stock redemption costs. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to AFFO.

Property Net Operating Income (“NOI”) – The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI.

Same Store Capital Expenditures – The Company uses same store annually recurring and periodically recurring capital expenditures as cash flow measures. Same store annually recurring and periodically recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year, lease-up communities, rehabilitation properties, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company’s presentation of same store annually recurring and periodically recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store annually recurring and periodically recurring capital expenditures is the line on the Company’s consolidated statements of cash flows entitled “property capital expenditures,” which also includes revenue generating capital expenditures.

Debt Statistics and Debt Ratios – The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) interest coverage ratios; (2) fixed charge coverage ratios; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; (8) a ratio of consolidated income available for debt service to annual debt service charge; and (9) a debt to annualized income available for debt service ratio. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.

The Company uses income available for debt service to calculate certain debt ratios and statistics. Income available for debt service is defined as net income (loss) before interest, taxes, depreciation, amortization, gains on sales of real estate assets, non-cash impairment charges and other non-cash income and expenses. Income available for debt service is a supplemental measure of operating performance that does not represent and should be considered as an alternative to net income or cash flow from operating activities as determined under GAAP, and the Company’s calculation thereof may not be comparable to similar measures reported by other companies, including EBITDA or Adjusted EBITDA.

Average Economic Occupancy – The Company uses average economic occupancy as a statistical measure of operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage.

Conference Call Information

The Company will hold its quarterly conference call on Tuesday, May 8, at 10:00 a.m. ET. The telephone numbers are 888-293-6979 for US and Canada callers and 719-457-2640 for international callers. The access code is 7394734. The conference call will be open to the public and can be listened to live on Post’s website at www.postproperties.com under For Investors/Event Calendar. The replay will begin at 1:00 p.m. ET on Tuesday, May 8, and will be available until Monday, May 14, at 11:59 p.m. ET. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 7394734. A replay of the call also will be archived on Post’s website under For Investors/Audio Archives.

About Post

Post Properties, founded more than 40 years ago, is a leading developer and operator of upscale multifamily communities. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.

Post Properties has interests in 21,622 apartment units in 58 communities, including 1,471 apartment units in four communities held in unconsolidated entities and 1,810 apartment units in six communities currently under development. The Company is also selling luxury for-sale condominium homes in two communities through a taxable REIT subsidiary.

Forward Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include, expectations regarding apartment market conditions, expectations regarding use of proceeds from unsecured bank credit facilities, expectations regarding future operating conditions, including the Company’s current outlook as to expected funds from operations, revenue, operating expenses and net operating income, anticipated development activities (including projected construction expenditures and timing), expectations regarding the for-sale condominium business, and expectations regarding offerings of the Company’s common stock and the use of proceeds thereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: the success of the Company’s business strategies discussed in its Annual Report on Form 10-K for the year ended December 31, 2011 and in subsequent filings with the SEC; conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market; uncertainties associated with the Company’s real estate development and construction; uncertainties associated with the timing and amount of apartment community sales; exposure to economic and other competitive factors due to market concentration; future local and national economic conditions, including changes in job growth, interest rates, the availability of mortgage and other financing and related factors; the Company’s ability to generate sufficient cash flows to make required payments associated with its debt financing; the effects of the Company’s leverage on its risk of default and debt service requirements; the impact of a downgrade in the credit rating of the Company’s securities; the effects of a default by the Company or its subsidiaries on an obligation to repay outstanding indebtedness, including cross-defaults and cross-acceleration under other indebtedness; the effects of covenants of the Company’s or its subsidiaries’ mortgage indebtedness on operational flexibility and default risks; the effects of any decision by the government to eliminate Fannie Mae or Freddie Mac or reduce government support for apartment mortgage loans; the Company’s ability to maintain its current dividend level; uncertainties associated with the Company’s condominium for-sale housing business, including the timing and volume of condominium sales; the impact of any additional charges the Company may be required to record in the future related to any impairment in the carrying value of its assets; the impact of competition on the Company’s business, including competition for residents in the Company’s apartment communities and buyers of the Company’s for-sale condominium homes and development locations; the Company’s ability to compete for limited investment opportunities; the effects of changing interest rates and effectiveness of interest rate hedging contracts; the success of the Company’s acquired apartment communities; the Company’s ability to succeed in new markets; the costs associated with compliance with laws requiring access to the Company’s properties by persons with disabilities; the impact of the Company’s ongoing litigation with the U.S. Department of Justice regarding the Americans with Disabilities Act and the Fair Housing Act as well as the impact of other litigation; the effects of losses from natural catastrophes in excess of insurance coverage; uncertainties associated with environmental and other regulatory matters; the costs associated with moisture infiltration and resulting mold remediation; the Company’s ability to control joint ventures, properties in which it has joint ownership and corporations and limited partnership in which it has partial interests; the Company’s ability to renew leases or relet units as leases expire; the Company’s ability to continue to qualify as a REIT under the Internal Revenue Code; and

the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission; increased costs arising from health care reform; any breach of the Company’s privacy or information security systems. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Financial Highlights

(Unaudited; in thousands, except per share and unit amounts)

	Three months ended March 31,
	2012	2011
OPERATING DATA
Total revenues	$80,276	$73,531
Net income (loss) available to common shareholders	$20,878	$(421)
Funds from operations available to common shareholders and unitholders (Table 1)	$34,223	$18,341

Weighted average shares outstanding - diluted	53,493	49,041
Weighted average shares and units outstanding - diluted	53,645	49,212

PER COMMON SHARE DATA - DILUTED
Net income (loss) available to common shareholders	$0.39	$(0.01)

Funds from operations available to common shareholders and unitholders (Table 1) (1)	$0.64	$0.37
Dividends declared	$0.22	$0.20

1)

Funds from operations per share was computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 406 and 387 for the three months ended March 31, 2012 and 2011, respectively. The dilutive securities for the three months ended March 31, 2011 were antidilutive to the computation of income (loss) per share, as the Company reported a net loss attributable to common shareholders for this period under GAAP. Additionally, basic and diluted weighted average shares and units included the impact of non-vested shares and units totaling 119 and 153 for the three months ended March 31, 2012 and 2011, respectively, for the computation of FFO per share. Such non-vested shares and units are considered in the income (loss) per share computations under GAAP using the “two-class method.”

Table 1

Reconciliation of Net Income Available to Common Shareholders to

Funds From Operations Available to Common Shareholders and Unitholders

(Unaudited; in thousands, except per share amounts)

	Three months ended March 31,
	2012	2011
Net income (loss) available to common shareholders	$20,878	$(421)
Noncontrolling interests - Operating Partnership	59	(1)
Depreciation on consolidated real estate assets, net	19,003	18,404
Depreciation on real estate assets held in unconsolidated entities	338	359
Gains on sales of depreciable real estate assets -unconsolidated entities	(6,055)	—

Funds from operations available to common shareholders and unitholders	$34,223	$18,341

Funds from operations - per share and unit - diluted (1)	$0.64	$0.37

Weighted average shares and units outstanding - diluted (1)	53,764	49,752

1)

Diluted weighted average shares and units include the impact of dilutive securities totaling 406 and 387 for the three months ended March 31, 2012 and 2011, respectively. The dilutive securities for the three months ended March 31, 2011 were antidilutive to the computation of income (loss) per share, as the Company reported a net loss attributable to common shareholders for this period under GAAP. Additionally, basic and diluted weighted average shares and units included the impact of non-vested shares and units totaling 119 and 153 for the three months ended March 31, 2012 and 2011, respectively, for the computation of FFO per share. Such non-vested shares and units are considered in the income (loss) per share computations under GAAP using the “two-class method.”

Table 2

Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income

(Unaudited; In thousands)

	Three months ended
	March 31, 2012	March 31, 2011	December 31, 2011

Total same store NOI	$45,066	$40,626	$45,752
Property NOI from other operating segments	351	72	(204)

Consolidated property NOI	45,417	40,698	45,548

Add (subtract):
Interest income	51	92	39
Other revenues	222	216	232
Depreciation	(19,341)	(18,752)	(18,880)
Interest expense	(11,645)	(14,475)	(13,672)
Amortization of deferred financing costs	(661)	(647)	(712)
General and administrative	(4,285)	(4,116)	(3,768)
Investment and development	(480)	(478)	(148)
Other investment costs	(306)	(494)	(157)
Gains on condominium sales activities, net	6,904	744	1,757
Equity in income of unconsolidated real estate entities, net	6,446	209	211
Other income (expense), net	(156)	16	389
Net loss on extinguishment of indebtedness	(301)	—	(6,919)

Net income	$21,865	$3,013	$3,920

Table 3

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands)

	Three months ended			Q1 ‘12 vs. Q1 ‘11 % Change	Q1 ‘12 vs. Q4 ‘11 % Change	Q1 ‘12 % Same Store NOI
	March 31, 2012	March 31, 2011	December 31, 2011
Rental and other revenues
Atlanta	$19,970	$18,513	$19,687	7.9%	1.4%
Washington, D.C.	12,854	12,049	12,691	6.7%	1.3%
Dallas	15,123	14,047	15,018	7.7%	0.7%
Tampa	8,509	7,922	8,314	7.4%	2.3%
Charlotte	4,663	4,267	4,618	9.3%	1.0%
New York	3,602	3,413	3,585	5.5%	0.5%
Houston	3,245	2,964	3,189	9.5%	1.8%
Orlando	2,662	2,479	2,592	7.4%	2.7%
Austin	2,692	2,363	2,630	13.9%	2.4%

Total rental and other revenues	73,320	68,017	72,324	7.8%	1.4%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	7,816	7,822	7,578	(0.1)%	3.1%
Washington, D.C.	4,024	3,768	3,818	6.8%	5.4%
Dallas	6,527	6,324	6,062	3.2%	7.7%
Tampa	3,170	2,954	2,998	7.3%	5.7%
Charlotte	1,620	1,600	1,481	1.3%	9.4%
New York	1,686	1,550	1,454	8.8%	16.0%
Houston	1,205	1,337	1,237	(9.9)%	(2.6)%
Orlando	1,003	981	923	2.2%	8.7%
Austin	1,203	1,055	1,021	14.0%	17.8%

Total	28,254	27,391	26,572	3.2%	6.3%

Net operating income
Atlanta	12,154	10,691	12,109	13.7%	0.4%	27.0%
Washington, D.C.	8,830	8,281	8,873	6.6%	(0.5)%	19.6%
Dallas	8,596	7,723	8,956	11.3%	(4.0)%	19.1%
Tampa	5,339	4,968	5,316	7.5%	0.4%	11.8%
Charlotte	3,043	2,667	3,137	14.1%	(3.0)%	6.7%
New York	1,916	1,863	2,131	2.8%	(10.1)%	4.3%
Houston	2,040	1,627	1,952	25.4%	4.5%	4.5%
Orlando	1,659	1,498	1,669	10.7%	(0.6)%	3.7%
Austin	1,489	1,308	1,609	13.8%	(7.5)%	3.3%

Total same store NOI	$45,066	$40,626	$45,752	10.9%	(1.5)%	100.0%

Average rental rate per unit
Atlanta	$1,168	$1,092	$1,155	7.0%	1.1%
Washington, D.C.	1,843	1,787	1,832	3.1%	0.6%
Dallas	1,101	1,032	1,084	6.7%	1.6%
Tampa	1,297	1,205	1,281	7.6%	1.3%
Charlotte	1,105	1,018	1,091	8.5%	1.3%
New York	3,744	3,672	3,749	2.0%	(0.1)%
Houston	1,264	1,174	1,236	7.7%	2.2%
Orlando	1,424	1,336	1,405	6.6%	1.4%
Austin	1,548	1,426	1,522	8.6%	1.7%
Total average rental rate per unit	1,320	1,243	1,305	6.2%	1.2%

Table 4

Computation of Debt Ratios

(In thousands)

	As of March 31,
	2012	2011
Total real estate assets per balance sheet	$2,083,008	$2,027,500
Plus:
Company share of real estate assets held in unconsolidated entities	59,748	71,210
Company share of accumulated depreciation - assets held in unconsolidated entities	9,896	11,132
Accumulated depreciation per balance sheet	785,996	711,111

Total undepreciated real estate assets (A)	$2,938,648	$2,820,953

Total debt per balance sheet	$939,263	$1,036,770
Plus:
Company share of third party debt held in unconsolidated entities	49,531	59,601

Total debt (adjusted for joint venture partners’ share of debt) (B)	$988,794	$1,096,371

Total debt as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (B÷A)	33.6%	38.9%

Total debt per balance sheet	$939,263	$1,036,770
Plus:
Company share of third party debt held in unconsolidated entities	49,531	59,601
Preferred shares at liquidation value	43,392	43,392

Total debt and preferred equity (adjusted for joint venture partners’ share of debt) (C)	$1,032,186	$1,139,763

Total debt and preferred equity as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (C÷A)	35.1%	40.4%